Exhibit 99.4

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 f: 972-444-4949 www.felcor.com nyse: fch

For Immediate Release:

FELCOR ANNOUNCES COMPLETION OF TENDER OFFERS FOR ITS SENIOR SECURED FLOATING RATE NOTES DUE 2011 AND 8 ½% SENIOR NOTES DUE 2011

           IRVING, Texas…October 16, 2009 – FelCor Lodging Trust Incorporated (NYSE: FCH) and its subsidiary FelCor Lodging Limited Partnership (“FelCor LP”), today reported the completion of its previously announced tender offers for all of its $215 million aggregate principal amount of senior secured floating rate notes due 2011 (CUSIP No. 31430Q AY3) (the “Floating Rate Notes”) and all of its $300 million aggregate principal amount of 8½% senior notes due 2011 (CUSIP No. 31430Q AL1) (the “8 ½% Notes”).

Through October 15, 2009, when the tender offers expired, FelCor LP had received tenders for $213.3 million of the 8 ½% Notes, or approximately 71% of the amount outstanding at the commencement of the tender offer, and $213.6 million of the Floating Rate Notes, or approximately 99% of the amount outstanding at the commencement of the tender offer.  FelCor LP expects to call for redemption all remaining Floating Rate Notes.  All of the tendered 8 ½% Notes and Floating Rate Notes have been accepted and purchased by FelCor LP.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor owns interests in 87 hotels and resorts, located in 23 states and Canada.  FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands - Embassy Suites Hotels®, Doubletree®, Hilton®, Marriott®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:
Stephen A. Schafer, Vice President Strategic Planning & Investor Relations
(972) 444-4912    sschafer@felcor.com
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